Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to the Agreement and Plan of Merger (this “Amendment”) is made and entered into as of May 8, 2014, by and among Tower Group International, Ltd., a Bermuda exempted company (the “Company”), ACP Re Ltd., a Bermuda exempted company (“Parent”), and London Acquisition Company Limited, a Bermuda exempted company and a wholly owned subsidiary of Parent (“Merger Sub”). Company, Parent and Merger Sub are referred to individually herein as a “Party” and collectively herein as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated as of January 3, 2014 (the “Agreement”);

WHEREAS, in accordance with Section 8.02 of the Agreement, the Parties wish to amend the Agreement as set forth herein; and

WHEREAS, the respective Boards of Directors of the Parties to the Agreement have approved this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1. Amendment to Section 2.01(c). Section 2.01(c) of the Agreement is hereby amended by replacing the reference to “$3.00” therein with “$2.50”.

Section 2. Amendment to Article III. Clause (B) of the first sentence of Article III of the Agreement is hereby amended by deleting the current text of that clause (B) in its entirety and replacing it with the language set forth below:

“(B) disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC and publicly available prior to the Business Day immediately prior to the date of Amendment No. 1 to the Agreement, dated as of May 8, 2014, among the parties hereto (the “Amendment”) (the “Filed SEC Documents”), excluding any disclosures set forth in any section of a Filed SEC Document entitled “risk factors” or “forward-looking statements” to the extent they are cautionary, predictive or forward-looking in nature.”

Section 3. Amendment to Section 3.23. Section 3.23 of the Agreement is hereby amended by deleting the current text of the Section in its entirety and replacing it with the language set forth below:

“(a) The Board of Directors of the Company has received the opinions of J.P. Morgan and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “Company Financial Advisors”), to the effect that, as of the date of this Agreement and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration (as defined in this Agreement without giving effect to the Amendment) to be paid to the Registered Shareholders (other than Parent and its Affiliates and other than Dissenting Shareholders) upon consummation of the Merger is fair from a financial point of view to such Registered Shareholders. It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.

(b) The Board of Directors of the Company has received the opinions of the Company Financial Advisors, to the effect that, as of the date of the Amendment and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the Registered Shareholders (other than Parent and its Affiliates and other than Dissenting Shareholders) upon consummation of the Merger is fair from a financial point of view to such Registered Shareholders. It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.”

Section 4. Amendment to Section 6.02(e). Section 6.02(e) of the Agreement is hereby amended by deleting the current text of the Section in its entirety and replacing it with the language set forth below:

“(e) [Intentionally Omitted].”

Section 5. Amendment to Section 6.02(f)(iv). Section 6.02(f)(iv) of the Agreement is hereby amended by adding the language set forth below as provisos at the end of clause (iv):

“provided, however, that the foregoing will not constitute an Insolvency Event so long as the Company and its Subsidiaries, considered as a whole, together have an amount of capital that, in the aggregate, is sufficiently great such that it could be reallocated, in a manner consistent with applicable Laws, and without the addition of new capital from any third party, so as to result in the Total Adjusted Capital of each U.S.-domiciled Company Insurance Subsidiary not being less than its Company Action Level risk-based capital, in each case determined as set forth above in this clause (iv); and provided further, however, that the situation described in the immediately preceding proviso will not cause any event described in clauses (i) through (iii) above not to be an Insolvency Event.”

Section 6. Amendment to Section 7.01(b)(i). Section 7.01(b)(i) of the Agreement is hereby amended by replacing the reference to “September 30, 2014” therein with “November 15, 2014”.

Section 7. Amendment to Section 7.01(c)(iv). Section 7.01(c)(iv) of the Agreement is hereby amended by replacing the reference to “August 15, 2014” therein with “November 15, 2014”.

Section 8. Amendment to Section 7.03(a). Section 7.03(a) of the Agreement is hereby amended by replacing the reference to “$8,180,000” therein with “$6,805,055”.

Section 9. Amendments to Section 8.12(a).

(a) Section 8.12(a) of the Agreement is hereby amended by inserting the language set forth below in appropriate alphabetical order:

“Managing General Agent Agreement” means the Managing General Agent Agreement, dated as of April 1, 2014, by and between AmTrust North America, Inc. and Tower Risk Management Corp.”

(b) Section 8.12(a) of the Agreement is hereby amended by deleting clause (ix) in the first proviso in the definition of “Material Adverse Effect” in its entirety and replacing it with the language set forth below:

“(ix) any action required to be taken by the Company, or that the Company is required to cause one of its Subsidiaries to take, pursuant to, or any failure of the Company or any of its Subsidiaries to take an action prohibited by, the terms of this Agreement, the Quota Share Reinsurance Agreements or the Managing General Agent Agreement,”

(c) Section 8.12(a) of the Agreement is hereby amended by adding the language set forth below as new clauses (xii) and (xiii) in the first proviso in the definition of “Material Adverse Effect”:

“(xii) any continued adverse results of the Company’s operations or deterioration of the Company’s financial condition resulting from (A) losses and loss adjustment expenses incurred under new, renewal or in-force insurance and reinsurance related policies, insurance and reinsurance related contracts, and insurance and reinsurance related binders, (B) the operating expenses, including acquisition expenses, associated with maintaining the agency relationships, the employees and the facilities of the Company and its Subsidiaries to operate their respective businesses through the Closing in the Ordinary Course of Business, in accordance with the terms of this Agreement, the Quota Share Reinsurance Agreements, the Managing General Agent Agreement and any other agreement entered into by the parties hereto in connection herewith or therewith and (C) the failure of loss reserves of the Company and its Subsidiaries, including reserves for losses incurred but not reported, to be sufficient to cover losses for which they are established; or (xiii) any facts or circumstances disclosed in any of the Filed SEC Documents (excluding any such disclosures set forth in any section of a Filed SEC Document entitled “risk factors” or “forward-looking statements” to the extent they are cautionary, predictive or forward-looking in nature)”

Section 10. Amendment to Section 8.12(b). Section 8.12(b) of the Agreement is hereby amended by deleting the index of defined terms in its entirety and replacing it with the index set forth below:

“Terms Not Defined in Section 8.12(a)	Section
Acceptable Confidentiality Agreement	Section 5.02(f)
Adverse Recommendation Change	Section 5.02(d)
Agreement	Preamble
Amendment	Article III

AmTrust	Recitals
Bankruptcy and Equity Exception	Section 3.03(a)
Bermuda Companies Act	Section 1.01
BMA	Section 5.04(a)
Bonus Accrued Amount	Section 3.10(i)
Book-Entry Shares	Section 2.01(c)
Burdensome Condition	Section 5.04(a)
Capitalization Date	Section 3.02(a)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.02
Closing	Section 1.06
Closing Date	Section 1.06
Code	Section 2.02(f)
Company	Preamble
Company Acquisition Agreement	Section 5.02(d)
Company Actuarial Analyses	Section 3.22
Company Board Recommendation	Section 3.03(a)
Company Disclosure Schedule	Article III
Company Employee	Section 5.10(a)
Company Financial Advisors	Section 3.23(a)
Company Insurance Approvals	Section 3.04
Company Insurance Subsidiary	Section 3.17
Company Option	Section 2.03(a)
Company Reinsurance Contracts	Section 3.20(a)
Company RSU	Section 2.03(b)
Company SEC Documents	Section 3.05(a)
Company Securities	Section 3.02(b)
Company Shareholder Approval	Section 3.03(d)
Company Shareholders Meeting	Section 5.03(a)
Company Shares	Section 2.01
Company Statutory Statements	Section 3.18(a)
Company Termination Fee	Section 7.03(a)
Confidentiality Agreement	Section 5.07
Contract	Section 3.03(c)
Convertible Notes	Section 5.14
Convertible Notes Indenture	Section 5.14
Effective Time	Section 1.02
Exchange Act	Section 3.02(c)
Exchange Fund	Section 2.02(a)
Filed SEC Documents	Article III
Guarantee	Recitals
Guarantor	Recitals
Indebtedness	Section 5.01(a)(ii)
Indemnitee	Section 5.08(a)
Indemnitees	Section 5.08(a)
Insurance Reserves	Section 3.21

Intervening Event	Section 5.02(d)
Investment Assets	Section 3.12
Investment Guidelines	Section 3.12
Laws	Section 3.08
Material Contract	Section 3.16(a)
Maximum Premium	Section 5.08(c)
Merger	Recitals
Merger Application	Section 1.02
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Shares	Section 2.01
Merger	Recitals
NGHC	Recitals
Parent	Preamble
Parent Expenses	Section 7.03(c)
Parent Insurance Approvals	Section 4.03
Paying Agent	Section 2.02(a)
Permits	Section 3.08
Permitted Transfer of Value	Section 5.04(a)
Proxy Statement	Section 3.04
Quota Share Reinsurance Agreements	Recitals
Registrar	Section 1.02
Related Business Acquisitions	Recitals
Related Transactions	Recitals
Restraints	Section 6.01(c)
SEC	Section 3.04
Securities Act	Section 3.02(e)
Severance Accrued Amount	Section 3.10(i)
Specified Period	Section 7.01(c)(vi)
Superior Proposal	Section 5.02(h)
Surviving Company	Section 1.01
Surviving Company Shares	Section 2.01(a)
Takeover Law	Section 3.14
Takeover Proposal	Section 5.02(g)
Tax	Section 3.09(i)
Tax Returns	Section 3.09(i)
Terminating Plans	Section 5.10(d)
TGI	Section 5.14
Transfer Taxes	Section 5.05
Walk-Away Date	Section 7.01(b)(i)”

Section 11. Agreement. The term “Agreement” as used in the Agreement, including the terms “hereof,” “hereunder,” “herein,” “hereby” and similar terms, and any reference to the Agreement in any other agreements, instruments and documents executed and delivered in connection therewith (including those executed and delivered in connection with the Related Transactions), shall mean the Agreement as amended by this Amendment, except where the context otherwise specifically requires, such as in reference to “the date of this Agreement” which shall continue to refer to January 3, 2014. The provisions set forth in this Amendment shall be deemed to be and shall be construed as part of the Agreement to the same extent as if fully set forth verbatim therein. In the event of any variation or inconsistency between any provision contained in this Amendment and any provision contained in the Agreement, the provision contained in this Amendment shall govern.

Section 12. Continuing Effect of Agreement. This Amendment shall not constitute an amendment or waiver of any provision of the Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of any Party hereto that would require an amendment, waiver or consent of such Party except as expressly stated herein.

Section 13. Assignment. Neither this Amendment nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties hereto without the prior written consent of the other Parties hereto. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purposed assignment not permitted under this Section 13 shall be null and void.

Section 14. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Bermuda are mandatorily applicable to the Merger.

Section 15. Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile or electronic mail in PDF form), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Parties hereto.

Section 16. Captions. The captions contained in this Amendment are for convenience of reference only, shall not be given meaning and do not form part of this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

TOWER GROUP INTERNATIONAL, LTD.

By:	/s/ William W. Fox, Jr.
Name:	William W. Fox, Jr.
Title:	President and CEO

ACP RE LTD.

By:	/s/ Michael Karfunkel
Name:	Michael Karfunkel
Title:	Chairman

LONDON ACQUISITION COMPANY LIMITED

By:	/s/ Jeffrey Weissman
Name:	Jeffrey Weissman
Title:	Vice President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]